                          Willkie Farr & Gallagher
                             One Citicorp Center
                            153 East 53rd Street
                        New York, New York 10022-4677

May 28, 1996



Zurich Reinsurance Centre Holdings, Inc.
One Chase Manhattan Plaza
New York, New York  10005

Ladies and Gentlemen:

We have acted as counsel to Zurich Reinsurance Centre Holdings, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on May 28, 1996, in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 1,844,000 shares of Common Stock, par value of $0.01 per share (the "Common Stock"), to be sold in accordance with the terms of the Zurich Reinsurance Centre Holdings, Inc. 1995 Stock Option Plan (the "Plan").

As counsel for the Company, we have examined, among other things, such federal and state laws and originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of preparing this opinion.

Based on the foregoing, we are of the opinion that the newly issued shares of Common Stock to be sold by the Company pursuant to the Plan have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan for consideration in excess of $0.01 per share, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ Willkie Farr & Gallagher